UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 10, 2014

GENERAL EMPLOYMENT ENTERPRISES, INC

(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

184 Shuman Blvd., Ste. 420, Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing;

General Employment Enterprises, Inc. (the ”Company”) (NYSE MKT: JOB) previously announced that on June 6, 2013, the Company received a letter (the “Letter”) from NYSE MKT, LLC (the “NYSE MKT”) which stated, among other things, that the Company has equity less than $4 million and has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years and, in the opinion of NYSE MKT, it is questionable as to whether the Company will be able to continue operations and/or meet its obligations as they mature based on its current overall financial condition,  pursuant to Sections 1003(a)(ii) and 1003(a)(iv) of the NYSE MKT’s Company Guide, respectively.

General Employment’s plan of compliance detailing actions which it had to take to regain compliance with stated listing requirements (the “Impairment Plan”) was initially accepted by the Exchange on August 27, 2013, granting the Company until October 7, 2013 (the “Impairment Plan Period”) to regain compliance. By the letters dated October 29, 2013, March 13, 2014 and April 14, 2014, the NYSE MKT granted the Company an extension of the Impairment Plan Period until February 21, 2014, March 31, 2014, and June 6, 2014, respectively. Based on a review of information provided by the Company, the Exchange then granted General Employment an extension from June 6, 2014 to December 6, 2014. The targeted completion date to improve the overall financial condition and comply with 1003(a)(iv) and, additionally, to increase the equity to a minimum of $4 million and comply with 1003(a)(ii) is now December 6, 2014.

The Company will be subject to periodic review by NYSE MKT staff during the extension period and issuance of any additional shares will require approval by NYSE MKT’s senior management of the NYSE MKT LLC.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT LLC.

A press release detailing the foregoing is furnished herewith as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release issued by General Employment Enterprises, Inc. dated June 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: June 12, 2014	By: /s/ Francis J. Elenio
Francis J. Elenio
Chief Financial Officer